Exhibit 99.2

FOR IMMEDIATE RELEASE

       LINCOLN EDUCATIONAL COMPLETES ACQUISITION OF NEW ENGLAND INSTITUTE
                          OF TECHNOLOGY AT PALM BEACH

WEST ORANGE, N.J., May 22, 2006 - Lincoln Educational Services Corporation (NASDAQ: LINC) ("Lincoln") today announced that it has completed its acquisition of New England Institute of Technology at Palm Beach, Inc. ("NET") for $34.5 million in cash plus the assumption of a $7.2 million mortgage. The institution will be re-branded as Lincoln College of Technology. The acquisition is expected to be earnings neutral because of amortization of student contracts in 2006.

"We are pleased to close on this key transaction, which will extend our geographic footprint into Palm Beach County, Florida, one of the nation's fastest-growing regions," commented David Carney, Chairman and CEO. "We will immediately go to work in further building on the college's excellent reputation through the addition of Lincoln's marketing, operating and management resources. This is a solid growth opportunity that will benefit our shareholders over time."

Founded in 1982, NET is the oldest and largest proprietary career college in Palm Beach County, Florida, one of the nation's fastest growing markets. NET currently serves over 1,200 students through two divisions, New England Tech and the Florida Culinary Institute. NET's two campuses are located in West Palm Beach and Mangonia Park. NET's program curriculum includes bachelor's degree, associate's degree, diploma programs, and continuing education certificates in Culinary Arts, Automotive Technology, Skilled Trades, Health Sciences, Business and IT, and Cosmetology.

About Lincoln Educational Services Corporation
Lincoln is a leading and diversified for-profit provider of career-oriented post-secondary education. It offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: automotive technology, skilled trades, business and information technology and health sciences (which includes programs for medical administrative assistants, medical assistants, pharmacy technicians) and Spa and Culinary services. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 37 campuses in 17 states under eight brands: Lincoln Technical Institute, The Cittone Institute, CEI, Denver Automotive and Diesel College, Nashville Auto-Diesel College, Southwestern College, New England Technical Institute, Lincoln College of Technology at Palm Beach, Inc. and Euphoria Institute of Beauty Arts and Sciences. Lincoln had an average enrollment of approximately 17,700 students as of March 31, 2006.

Contacts:

Investors:                                  Press or Media:
Brad Edwards                                Jennifer Gery
Brainerd Communicators, Inc.                Brainerd Communicators, Inc.
212-986-6667                                212-986-6667


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